SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the below listed individual(s) to, among other things, execute for and on behalf of the following individual(s) any Form 3, Form 4, or Form 5; Schedule 13D or Schedule 13G; or Form 144, or any amendment(s) thereto, in accordance with Section 13 or Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or pursuant to Rule 144 under the Securities Act of 1933 and the rules and regulations promulgated thereunder:

Gregory M. Weinhoff

In accordance with the authority granted under each Power of Attorney, including the full power of substitution, the undersigned hereby appoints Raphael Deferiere as substitute attorney-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in each Power of Attorney.

This substitute Power of Attorney shall remain in full force and effect with respect to each Power of Attorney until such underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: 08/11/2025

By: /s/ Richard Menziuso

Name: Richard Menziuso

Title: Attorney-in-Fact